Exhibit (a)(1)(iv)

Offer to Purchase for Cash

Any and All Outstanding Shares of Common Stock

of

AVX Corporation

at

$21.75 Net per Share

Pursuant to the Offer to Purchase Dated March 2, 2020

by

Arch Merger Sub Inc.

a wholly owned subsidiary of

Kyocera Corporation

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME,

AT THE END OF THE DAY ON FRIDAY, MARCH 27, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER

TERMINATED.

March 2, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Arch Merger Sub Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Kyocera Corporation, a joint stock corporation incorporated under the laws of Japan (“Parent”), to act as the information agent (the “Information Agent”) in connection with Purchaser’s offer to purchase any and all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of AVX Corporation, a Delaware corporation (“AVX”), that Parent does not already own for $21.75 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to deduction for any required withholding taxes and upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 2, 2020 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with the Offer to Purchase, constitutes the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

1.	The Offer to Purchase.

2.

The related Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.	IRS Form W-9 and instructions providing information relating to federal income tax backup withholding.

4.

Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Co., LLC, the depositary for the Offer (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, prior to the expiration of the Offer.

5.

A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6.	AVX’s Solicitation/Recommendation Statement on Schedule 14D-9 dated March 2, 2020.

7.	A return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, AT THE END OF THE DAY ON FRIDAY, MARCH 27, 2020, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 21, 2020 (as amended from time to time, the “Merger Agreement”), among AVX, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after and on the same date as the consummation of the Offer and subject to the satisfaction or waiver (to the extent waivable) of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into AVX (the “Merger”), with AVX continuing as the surviving corporation and a wholly owned subsidiary of Parent, without a vote of the stockholders of AVX, in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”). At the effective time of the Merger, each outstanding Share (other than Shares held by AVX, any of its subsidiaries, Parent, Purchaser or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the Offer Price, net to the seller in cash, without interest and subject to deduction for any required withholding taxes. As a result of the Merger, AVX would cease to be a publicly traded company and will become wholly owned by Parent.

No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Merger is consummated, stockholders who do not tender their Shares in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of their Shares by the Court of Chancery of the State of Delaware and receive a cash payment of the “fair value” of their Shares as of the effective time of the Merger as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares as of the effective time of the Merger may be more than, less than, or equal to the Offer Price. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

The Board of Directors of AVX (the “AVX Board”) has, upon the unanimous recommendation of a special committee comprised solely of independent directors, unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of AVX’s stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and approved the execution, delivery and performance by AVX of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iii) agreed that the Merger shall be effected pursuant to Section 251(h) of the DGCL and (iv) resolved, subject to the terms and conditions of the Merger Agreement, to recommend that the stockholders of AVX tender their Shares into the Offer.

The Offer is subject to conditions, including (i) the No Proceedings Condition (as defined in Section 15 of the Offer to Purchase), (ii) the No Actions Condition (as defined in Section 15 of the Offer to Purchase), and (iii) other conditions as set forth in Sections 15 and 16 of the Offer to Purchase. Consummation of the Offer is not conditioned on obtaining financing or any minimum tender threshold.

Purchaser will not pay any fees or commissions to any broker, dealer or any other person (other than to Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their clients.

Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to validly tender Shares in the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and the Offer to Purchase.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF PARENT, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.